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                                                                   Exhibit 23.4

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
3TEC Energy Corporation:

    We consent to the use of our report dated March 26, 2002, with respect to the consolidated balance sheets of 3TEC Energy Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years then ended, which are included in the December 31, 2001 Form 10-KSB of 3TEC Energy Corporation. Our report refers to a change to the method of accounting for derivative instruments and hedging activities.

KPMG LLP

Houston, Texas
February 12, 2003